EXHIBIT 99.1

Bitstream Inc. Reports First Quarter Results for 2008

The Company reported first quarter revenue of $6,369,000 and net income of

$659,000 or $0.06 per diluted share.

CAMBRIDGE, MA—(Business Wire)—May 14, 2008—Bitstream Inc. (Nasdaq: BITS) today reported that it increased total revenue by $878,000 or 16% to $6,369,000 for the three months ended March 31, 2008 as compared to total revenue of $5,491,000 for the three months ended March 31, 2007. The Company’s cash and cash equivalents at March 31, 2008 totaled $15,455,000, a decrease of $965,000 from $16,420,000 at December 31, 2007. The decrease was attributable to the use of approximately $1,769,000 in cash to repurchase 308,900 shares of the Company’s common stock during the quarter pursuant to our two previously announced stock buyback plans.

“Our revenue increased both as compared to the same quarter last year and as compared to the fourth quarter of 2007. This is the first time since the first quarter of 2004 that we have achieved sequential revenue growth for the first quarter. We also achieved our highest level of revenue as compared to any previous quarter since going public.” said Anna M. Chagnon, President and Chief Executive Officer. “To help build resources for the future, we increased our rate of investment in sales and marketing, and research and development during the first quarter of 2008 and we anticipate that we will continue to do so throughout the remainder of our fiscal year ending December 31, 2008. In addition, our Board of Directors approved and announced a second $2.5 million stock buyback plan on March 19, 2008, reaffirming our belief in the fundamental value and long-term outlook for the Company. Our financial strength and growth in revenue has allowed us to undertake two stock buyback programs while continuing to increase our investment in sales, marketing and research and development activities to enhance Bitstream’s potential for future revenue growth and profitability.”

GAAP Results

Our income from operations decreased $3,000 or 0.5% to $600,000 for the three months ended March 31, 2008 as compared to $603,000 for the three months ended March 31, 2007, while net income decreased $57,000 or 8.0% to $659,000 or $0.06 per diluted share for the three months ended March 31, 2008 as compared to net income of $716,000 or $0.07 per diluted share for the three months ended March 31, 2007.

Non-GAAP Results

Our income from operations, not including the effect of stock-based compensation expense increased $31,000 or 4.3% to $755,000 for the three months ended March 31, 2008 as compared to $724,000 for the three months ended March 31, 2007. Earnings per diluted share was $0.08 for the three months ended March 31, 2008 and 2007, with net income decreasing $23,000 or 2.7% to $814,000 for the three months ended March 31, 2008 as compared to net income of $837,000 for the three months ended March 31, 2007.

A reconciliation between GAAP and non-GAAP results is provided at the end of this press release.

CONFERENCE CALL REMINDER

Today, May 14, 2008, at 4:30 p.m. EST, Bitstream will host a conference call with the financial community to discuss its results for the quarter ended March 31, 2008:

•	Domestic Dial-in number: 1-866-847-7860

•	International Dial-in number: 1-703-639-1427

Call into the conference number 5-10 minutes prior to the start time. An operator will request that you provide your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call number, please contact at Bitstream: (617) 497-6222.

A replay of the conference call will be available through May 24, 2008 (access code): 1236148

•	Domestic Replay number: 1-888-266-2081

•	International Replay number: 1-703-925-2533

Forward Looking Statements Disclosure

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, without limitation, market acceptance of the Company’s products, competition and the timely introduction of new products. Additional information concerning certain risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission, including Bitstream’s Annual Report on Form 10-K for the year ended December 31, 2007.

About Bitstream

Bitstream Inc. (NASDAQ: BITS) is a software development company that makes communications compelling. Bitstream enables customers worldwide to render high-quality text, browse the Web on wireless devices, select from the largest collection of fonts online, and customize documents over the Internet. Its core competencies include fonts and font technology, browsing technology, and publishing technology. For more information about Bitstream please visit www.bitstream.com.

Bitstream and MyFonts.com are registered trademarks, and Pageflex, the Bitstream logo and ThunderHawk are trademarks, of the Company. Other technologies and brand names are used for information only and remain trademarks or registered trademarks of their respective companies.

Bitstream Inc.

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

(unaudited)

	Three Months Ended March 31,
	2008	2007
Revenue:
Software license	$5,126	$4,472
Services	1,243	1,019

Total revenue	6,369	5,491

Cost of revenue:
Software license	2,014	1,708
Services	581	492

Total cost of revenue	2,595	2,200

Gross profit	3,774	3,291

Operating expenses:
Marketing and selling	1,135	992
Research and development	1,392	1,099
General and administrative	647	597

Total operating expenses	3,174	2,688

Operating profit	600	603

Other income and expense
Interest income, net	96	124

Total other income and expense	96	124

Income before provision for income taxes	696	727
Provision for income taxes	37	11

Net income	$659	$716

Basic net earnings per share	$0.07	$0.08

Diluted net earnings per share	$0.06	$0.07

Basic weighted average shares outstanding	9,758	9,409

Diluted weighted average shares outstanding	10,527	10,931

Bitstream Inc.

Consolidated Balance Sheets

(In Thousands)

(unaudited)

	March 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$15,455	$16,420
Accounts receivable, net	1,742	2,245
Prepaid expenses and other current assets	773	465

Total current assets	17,970	19,130

Property and equipment, net	536	569

Other assets:
Restricted cash	150	150
Goodwill	727	727
Intangible assets	76	67

Total other assets	953	944

Total assets	$19,459	$20,643

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,338	$1,137
Accrued expenses	1,131	1,759
Deferred revenue	1,819	1,720

Total current liabilities	4,288	4,616

Long-term liabilities	25	40

Total liabilities	4,313	4,656

Total stockholders’ equity	15,146	15,987

Total liabilities and stockholders’ equity	$19,459	$20,643

Bitstream Inc.

Non-GAAP Results

(In Thousands, Except Per Share Data)

(unaudited)

The following table shows Bitstream’s non-GAAP results reconciled to GAAP results included in this release.

	Three Months Ended March 31,
	2008	2007
GAAP operating income	$600	$603
SFAS 123R stock-based compensation	155	121

Non-GAAP operating income	$755	$724

GAAP net income	$659	$716
SFAS 123R stock-based compensation	155	121

Non-GAAP net income	$814	$837

Diluted net income per share:

GAAP net income	$0.06	$0.07
SFAS 123R stock-based compensation	0.02	0.01

Non-GAAP net income	$0.08	$0.08

Shares used computing diluted net income per share	10,527	10,931